As filed with the Securities and Exchange Commission on April 11, 2019

Registration No. 333-224859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rowan Companies plc

Rowan Companies, Inc.

(Exact name of registrant as specified in its charter)

England and Wales	98-1023315
Delaware	75-0759420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rowan Companies plc

5847 San Felipe, Suite 3300

Houston, Texas 77057

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael McGuinty

Secretary

5847 San Felipe, Suite 3300

Houston, Texas 77057

44 (0) 207 659 4660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tull Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas

77002

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-224859; the “Registration Statement”) filed by Rowan Companies plc (“Rowan”) and Rowan Companies, Inc. (“Rowan Delaware”) with the Securities and Exchange Commission on May 11, 2018, which registered, as to Rowan, an indeterminate amount of Class A Ordinary Shares, ordinary shares, preference shares, senior debt securities, subordinated debt securities, guarantees, share purchase contracts, warrants, and/or units that include any of these securities or securities of other entities, and as to Rowan Delaware, an indeterminate amount of senior debt securities, subordinated debt securities and/or guarantees.

Pursuant to the Transaction Agreement, dated as of October 7, 2018 (as amended, the “Transaction Agreement”), between Ensco plc (“Ensco”) and Rowan, on April 11, 2019 each of the issued and outstanding Class A ordinary shares of Rowan were exchanged (the “Transaction”) for 2.750 Class A ordinary shares of Ensco pursuant to a court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006.

In connection with the Transaction, the offerings pursuant to the Registration Statement have been terminated. The Registrants hereby remove from registration any of the securities of the Registrants registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on April 11, 2019.

Rowan Companies plc

By:	/s/ Michael T. McGuinty
Michael T. McGuinty
Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on April 11, 2019.

Rowan Companies, Inc.

By:	/s/ Alan Quintero
Alan Quintero
Senior Vice President, Business Development

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.